EXHIBIT 99.1

Max Sound Corporation Announces Signed Revolutionary Exclusive Agreement in The Stage One Launch of Its InGroundAssets™ Program Paving a Clear Potential Path That Is Expected to Project a 15-Figure Future

San Diego, California, Dec 14, 2021 – Max Sound Corporation (OTCPK: MAXD) announced today that it has signed an Exclusive Partnership Agreement for Sales Marketing and Distribution of Valuable Minerals under MAXD's recently launched InGroundAssets™ Brand in Mexico to accelerate the harvesting of all of the raw material assets of two substantial mines, with MAXD being granted specific legal rights in exchange for a 50% share of After-tax Profits from Sales. The deal also includes a significant stock grant, and various phases of funding along with details further covered in the Company’s 8-K dated today.

See MAXD CEO Update video: https://vimeo.com/656472159

MAXD CEO Greg Halpern noted, “In our never-ending passionate pursuit of technology improvement, a dramatic unfulfilled need surfaced, and we were in an incredible position to answer that call. Now, we've been heard around the world with recent news traveling to old friends and business contacts who reached out and wanted to know how to join us in productively harvesting their InGroundAssets™ at a high level."

Continuing on Halpern pointed out that "The partner of our first major partnership in the program had determined, along with their expertise in the field that our program, which harvests the InGroundAssets™ may include the potential use of a paper currency secured with MAXD patented biometric security technology and filled with gold and guaranteed by significant gold deposits in the ground, as well as the production and harvesting of raw materials, such as cesium, rubidium, magnesium, copper, silver, gold, lithium, phosphorus, boron, nickel, zinc, platinum and many more elements that have the immediate potential to massively benefit billions of people below the poverty line by helping them become abundant at a level currently experienced only by a select few elite individuals.

“In Q1 of 2022, MAXD is looking forward to launching a database of identified minerals inground that can be leveraged immediately to create global wealth for the masses. SGS Canada Inc. has completed an extensive NI 43-101 Technical Report of the geological setting and mineralization of the land where these two mines under the control of our new partnership are located and has determined the area is abundant with high value mineral deposits including copper and gold among many others.”

Mr. Halpern further elaborated the program, “We don't intend to simply create concentrated wealth for the few because it belongs already in nature to each citizen of every country in the world, and while those economic values that continue to be strengthened and maintained in the global marketplace commensurately, the values of which are over the life of the claims well beyond the trillions and even into the quadrillions. The company recognizes that the exclusive or the potential of InGroundAssets™ aggregation so that the major and minor players can all have a foothold in the future by locking down the potential ownership of these amazing resources that ensure the evolution of not only technology, but of people around the world that will finally become relevant. Instead of living every day like it's an emergency, the 6 billion people we refer to will find instant passion in going after their rightful place of abundance and prosperity in history, leading to incredible rapid evolution of the entire planet at a time when it really needs this solution. Although the company sees these huge values of existing minerals, it intends to not declare any value of these assets to the Company's balance sheet until such time that the first cash receipts are received and appear in MAXD's bank accounts.”

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See MAXD CEO Update video: https://vimeo.com/656472159

Description of Update: It's been a long time coming, but the wait has been worth it. Join MAX-D CEO Greg Halpern as he walks through epic new developments that are putting deals in place that will truly define MAX-D as a global powerhouse - from InGround Assets, to Smartphones, Cars and more! It's been a challenging road for MAX-D, but Greg Halpern makes a promise you won't forget... we WILL WIN the long game. MAX-D POWER!

About Max Sound Corporation (MAX-D)

Patented MAX-D with trademarked HD Audio brings forth technologies that have made a lasting impression on industry celebrities and professionals as well as consumers alike. HD Audio® is a registered trademark of Max Sound Corp. All other trademarks are the property of their respective owners. To learn more about the MAX-D Technology, please visit https://www.maxd.audio.

When presented with any choice between MAX-D HD Audio or standard audio, consumers always prefer MAX-D. Watch the MAX-D equivalent to the Pepsi Challenge here: MAX-D Venice Beach Challenge with Bose, Beats and Sony headphones

About InGroundAssets™

InGroundAssets™ is the Precious Metals & Mineral Mapping Databases Enterprise, Leading Discovery in the New Revolution of the Green Energy Supply Chain. We are rapidly discovering, mapping, and soon offering the world's most accurate mineral findings, estimated in current market demand to be worth hundreds of trillions of dollars in tangible backed wealth, speeding time-to-market of best-in-class solutions of emerging technologies.

InGroundAssets™ is the result of decades of epic research and discovery by top Geoscientists, developing breakthrough algorithms, that accurately identify and map the most valuable precious metals and minerals on earth. This is driving the world's massive emerging demand for better, cleaner, minimal cost solutions that are already creating economies of scale exponentially more immense than all of the world's previously known history combined.

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InGroundAssets™ is an algorithmic data platform that has already mapped massive accurate inventories of laboratory authenticated minerals with predictable harvesting values and availabilities.

InGroundAssets™ Leverages The Enormous Rising Demand for discovered minerals by new gold-filled physical currencies that will create rapid Global Abundance for the Masses. InGroundAssets™ is being backed by private, and public global business leaders and investors committed to the cleanest, most efficient, lowest cost renewable and perpetual energy solutions that will lead to short term and future balanced economies and unimaginable wealth for the majority of people all over the world.

Mining

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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Statements in this press release which are not purely historical, including statements regarding Max Sound's intentions, beliefs, expectations, representations, projections, plans or strategies regarding the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the Company's cash flow or adequacy of capital resources, market acceptance risks, technical development risks, and other risk factors. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Max Sound disclaims any obligation and does not undertake to update or revise any forward-looking statements in this press release. Expanded and historical information is made available to the public by Max Sound Corporation and its Affiliates on its website https://www.maxd.audio/invest or at http://www.sec.gov

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